Exhibit 99.1

Bristol Myers Squibb Reports First Quarter Financial Results for 2022
•Reports First Quarter Revenues of $11.6 Billion, an Increase of 5% YoY; or 7% When Adjusted for Foreign Exchange
•Posts First Quarter Earnings Per Share of $0.59 and Non-GAAP EPS of $1.96; Includes Net Impact of ($0.10) per share for GAAP and Non-GAAP EPS Due to Acquired IPRD1 Charges Partially Offset by Licensing Income
•Delivers Double-Digit Revenue Growth from In-Line Products and New Product Portfolio
•Advances New Product Portfolio with FDA Approvals for Two First-in-Class Medicines: Opdualag in Metastatic Melanoma and Camzyos for Symptomatic Obstructive Hypertrophic Cardiomyopathy
•Continues to Expand Opdivo with Multiple Regulatory Approvals, Including FDA Approval for Opdivo with Chemotherapy as Neoadjuvant Treatment for Certain Adult Patients with Resectable Non-Small Cell Lung Cancer
•Adjusts GAAP 2022 EPS Guidance; Non-GAAP EPS Guidance Adjusted to Reflect Net Impact of ($0.21) per Share Due to Acquired IPRD Charges Partially Offset by Licensing Income

(NEW YORK, April 29, 2022) – Bristol Myers Squibb (NYSE:BMY) today reports results for the first quarter of 2022, which reflect robust in-line product growth, increased adoption of new product portfolio and strong commercial execution.

“We continue to execute against our strategic priorities, deliver solid revenue and earnings growth and advance our product pipeline,” said Giovanni Caforio, M.D., board chair and chief executive officer, Bristol Myers Squibb. “Thanks to our team’s hard work and dedication, we achieved regulatory approvals of Opdualag and Camzyos, our new first-in-class medicines for
1 Acquired IPRD refers to certain in-process research and development ("Acquired IPRD") charges resulting from upfront or contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights.

patients living with metastatic melanoma and symptomatic obstructive hypertrophic cardiomyopathy, respectively. These milestone achievements, combined with our promising product pipeline and strong financial flexibility, provide a solid foundation that will enable us to deliver sustained growth and long-term benefits for our patients.”

	First Quarter
$ amounts in millions, except per share amounts
	2022	2021	Change
Total Revenues	$11,648	$11,073	5%
Earnings Per Share - GAAP*	0.59	0.89	(34)%
Earnings Per Share - Non-GAAP*	1.96	1.74	13%

*    In the first quarter of 2022, GAAP and non-GAAP earnings per share include a net impact of ($0.10) per share due to Acquired IPRD charges that were partially offset by licensing income

FIRST QUARTER FINANCIAL RESULTS

All comparisons are made versus the same period in 2021 unless otherwise stated.

•Bristol Myers Squibb posted first quarter revenues of $11.6 billion, an increase of 5%, driven by in-line products (primarily Eliquis and Opdivo) and new product portfolio (primarily cell therapy products and Reblozyl), partially offset by Recent LOE Products (Revlimid and Abraxane) and foreign exchange impacts.
•U.S. revenues increased 10% to $7.7 billion in the quarter. International revenues decreased 3% to $4.0 billion in the quarter. When adjusted for foreign exchange impact, international revenues increased 3%, driven by in-line products (primarily Eliquis and Opdivo).
•Gross margin increased from 74.3% to 78.8% in the quarter primarily due to an impairment charge related to marketed product rights in the same period of last year and foreign exchange. On a non-GAAP basis, gross margin increased from 78.1% to 79.2% in the quarter primarily driven by foreign exchange.
•Marketing, selling and administrative expenses increased 10% to $1.8 billion in the quarter on a GAAP and non-GAAP basis primarily due to differences of timing of spend compared to the prior year as well as investments in our product portfolio.
•Research and development expenses increased 2% to $2.3 billion in the quarter primarily due to an in-process research and development (“IPRD”) impairment charge, partially offset by timing of spend. On a non-GAAP basis, research and development expenses decreased 4% to $2.1 billion in the quarter primarily due to timing of spend compared to the prior year.

•Acquired IPRD increased to $333 million in the quarter primarily due to up-front and milestone charges relating to the Dragonfly and Immatics licensing arrangements.
•Amortization of acquired intangible assets decreased 4% to $2.4 billion in the quarter primarily due to a longer than previously expected market exclusivity period for Pomalyst.
•The GAAP effective tax rate changed from 19.8% to 23.9% in the quarter primarily due to the non-taxable contingent value rights related income in the prior period. The non-GAAP effective tax rate changed from 16.8% to 15.9% in the quarter primarily due to jurisdictional earnings mix.
•The company reported net earnings attributable to Bristol Myers Squibb of $1.3 billion, or $0.59 per share, in the first quarter, compared to $2.0 billion, or $0.89 per share, for the same period a year ago. In addition to the items discussed above, the results include the impact of fair value adjustments on equity investments and contingent value rights in both periods.
•The company reported non-GAAP net earnings attributable to Bristol Myers Squibb of $4.2 billion, or $1.96 per share, in the first quarter, compared to non-GAAP net earnings of $4.0 billion, or $1.74 per share, for the same period a year ago. In addition to the items discussed above, the results in the current period included the impact of lower weighted-average common shares outstanding.

Beginning with the first quarter of 2022, significant R&D charges or other income resulting from upfront or contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights are no longer excluded from non-GAAP results. These R&D charges that were previously specified are now presented in a new financial statement line item labeled Acquired IPRD. In the first quarter of 2022, GAAP and non-GAAP earnings per share include a net impact of ($0.10) per share due to Acquired IPRD charges that were partially offset by licensing income. For purposes of comparability, the non-GAAP financial results for the first quarter of 2021 have been updated to reflect this change. A discussion of the non-GAAP financial measures is included under the “Use of Non-GAAP Financial Information” section.

FIRST QUARTER PRODUCT REVENUE HIGHLIGHTS

$ amounts in millions
Product	Quarter Ended March 31, 2022	Quarter Ended March 31, 2021	% Change from Quarter Ended March 31, 2021	% Change from Quarter Ended March 31, 2021 (Excl. F/X Impact)
In-Line Products
Eliquis	$3,211	$2,886	11%	14%
Opdivo	$1,923	$1,720	12%	15%
Pomalyst/Imnovid	$826	$773	7%	9%
Orencia	$792	$758	4%	6%
Sprycel	$483	$470	3%	6%
Yervoy	$515	$456	13%	16%
Empliciti	$75	$85	(12)%	(9)%
Mature and Other Products**	$462	$506	(9)%	(7)%
Total In-Line Products Revenue	$8,287	$7,654	8%	11%
New Product Portfolio
Reblozyl	$156	$112	39%	41%
Abecma	$67	N/A	N/A	N/A
Zeposia	$36	$18	100%	*
Breyanzi	$44	N/A	N/A	N/A
Onureg	$23	$15	53%	55%
Inrebic	$18	$16	13%	14%
Opdualag	$6	N/A	N/A	N/A
Total New Product Portfolio Revenue	$350	$161	*	*
Total In-Line Products and New Product Portfolio Revenue	$8,637	$7,815	11%	13%
Recent LOE Products
Revlimid	$2,797	$2,944	(5)%	(4)%
Abraxane	$214	$314	(32)%	(31)%
Total Recent LOE Products Revenue	$3,011	$3,258	(8)%	(6)%
*    In excess of +100%
**    Includes products that have lost exclusivity in major markets, over-the-counter (OTC) products, royalty revenue and other mature products.

REVENUE HIGHLIGHTS

In-Line Products
Revenues for in-line products in the first quarter were $8.3 billion compared to $7.7 billion in the prior year period, representing an increase of 8%. In-line products revenue was largely driven by:
•Eliquis revenues, which grew 11% compared to the prior year period. U.S. revenues were $2.1 billion compared to $1.9 billion in the prior year period, representing an increase of

12% driven by higher volume. International revenues were $1.1 billion compared to $963 million in the prior year period, representing an increase of 10% driven by higher demand, partially offset by foreign exchange.
•Opdivo revenues increased 12% compared to the prior year period. U.S. revenues were $1.1 billion compared to $944 million in the prior year period, representing an increase of 16% driven by higher demand across multiple indications including the Opdivo+Yervoy based combinations for non-small cell lung cancer (NSCLC), Opdivo+Cabometyx® combination for kidney cancer, and Opdivo-based therapies for various gastric and esophageal cancers, partially offset by declining second-line eligibility across tumor and increased competition. International revenues were $824 million compared to $776 million, representing an increase of 6% driven by higher demand as a result of launches for additional indications and core indications, partially offset by foreign exchange.

New Product Portfolio
New product portfolio revenues grew to $350 million compared to $161 million to the prior year period, driven by higher demand primarily relating to Abecma, Breyanzi and Reblozyl.

Recent LOE Products
•Revlimid revenues declined by 5% compared to the prior year period. U.S. revenues increased 4% to $2.0 billion as compared to the prior year period driven by higher volume. International revenues were $759 million compared to $986 million in the prior year period, representing a decrease of 23% driven by generic erosion across several EU countries and Canada and foreign exchange.
•Abraxane revenues declined 32% compared to the prior year period. U.S. revenues were $173 million compared to $225 million in the prior year period, representing a 23% decline driven by lower demand, primarily due to manufacturing delays.

PRODUCT AND PIPELINE UPDATE

Cardiovascular

Category	Asset	Milestone
Regulatory	CamzyosTM
The U.S. Food & Drug Administration (FDA) approved CamzyosTM (mavacamten) for the treatment of adults with symptomatic New York Heart Association (NYHA) class II-III obstructive hypertrophic cardiomyopathy (obstructive HCM) to improve functional capacity and symptoms. Camzyos is the first and only FDA-approved allosteric and reversible inhibitor selective for cardiac myosin that targets the underlying pathophysiology of obstructive HCM. The approval was based on the Phase 3 EXPLORER-HCM trial.

Clinical & Research	Camzyos
Interim results from the EXPLORER-LTE cohort of the MAVA-LTE trial showed sustained improvements in cardiovascular outcomes at 48 and 84 weeks among patients with symptomatic obstructive hypertrophic cardiomyopathy (oHCM) who were treated with Camzyos.

Results from the Phase 3 VALOR-HCM trial showed that the study met its primary and secondary endpoints, significantly reducing the need for septal reduction therapy (SRT) in patients with severely symptomatic oHCM who had been appropriate for SRT per the 2011 American College of Cardiology/American Heart Association Guidelines at baseline, after 16 weeks of treatment with Camzyos.

Oncology

Category	Asset	Milestone
Regulatory	Opdivo® (nivolumab)
The European Commission (EC) approved Opdivo in combination with Yervoy for the first-line treatment of adult patients with unresectable advanced, recurrent or metastatic esophageal squamous cell carcinoma with tumor cell PD-L1 expression ≥ 1%. The EC also approved Opdivo in combination with fluoropyrimidine and platinum-based chemotherapy for the same indication. The approvals were based on data from the Phase 3 CheckMate -648 trial.

The EC approved Opdivo for the adjuvant treatment of adults with high-risk muscle-invasive urothelial carcinoma with PD-L1 expression ≥1%, based on the Phase 3 CheckMate -274 trial. Opdivo is the first immunotherapy approved for these patients.

The FDA approved Opdivo 360 mg (injection for intravenous use) in combination with platinum-doublet chemotherapy for the treatment of certain patients with resectable non-small cell lung cancer (NSCLC) in the neoadjuvant setting, based on the Phase 3 CheckMate -816 trial. This marks the first immunotherapy-based treatment approved in this setting. An application for this indication was also validated by the European Medicines Agency.

OpdualagTM (nivolumab and relatlimab-rmbw)
The FDA approved Opdualag, a new, first-in-class, fixed-dose combination of nivolumab and relatlimab, a novel LAG-3 inhibitor, for the treatment of adult and pediatric patients 12 years of age or older with unresectable or metastatic melanoma, based on the Phase 2/3 RELATIVITY-047 trial.

Category	Asset	Milestone
Clinical & Research	Opdivo
Results from the Phase 3 CheckMate -816 trial showed that neoadjuvant treatment with Opdivo in combination with chemotherapy significantly improved event-free survival compared to chemotherapy alone in patients with resectable NSCLC.

Two-year follow-up results from the Phase 3 CheckMate -9ER trial demonstrated sustained survival, response rate benefits and health-related quality of life improvements with Opdivo combined with cabozantinib versus sunitinib in the first-line treatment of advanced renal cell carcinoma.

bempegaldesleu-kin
Phase 3 PIVOT IO-001 trial did not meet its primary endpoints of progression-free survival and objective response rate in patients with previously untreated unresectable or metastatic melanoma who were treated with bempegaldesleukin in combination with Opdivo compared to Opdivo monotherapy. The trial was conducted in collaboration with Nektar Therapeutics (NASDAQ: NKTR).

Based upon subsequent results from pre-planned analyses of two late-stage clinical studies in renal cell carcinoma (RCC) and bladder cancer, coupled with the results of the PIVOT IO-001 trial in metastatic melanoma, BMS and Nektar have jointly decided to end the global clinical development program for bempegaldesleukin in combination with Opdivo.

Hematology

Category	Asset	Milestone
Regulatory	Breyanzi® (lisocabtagene maraleucel)
The EC approved Breyanzi for the treatment of adult patients with relapsed or refractory (R/R) diffuse large B-cell lymphoma, primary mediastinal large B-cell lymphoma, and follicular lymphoma grade 3B after two or more lines of systemic therapy. The approval is based on results from the TRANSCEND WORLD and TRANSCEND NHL 001 trials.

The FDA accepted for priority review the supplemental Biologics License Application (sBLA) to expand its current indication to include earlier use of Breyanzi for the treatment of adults with relapsed or refractory large B-cell lymphoma after failure of first-line therapy. The FDA assigned a PDUFA goal date of June 24, 2022. The sBLA is based on results from the Phase III TRANSFORM trial.

Reblozyl® (luspatercept-aamt)
The FDA extended the review of the sBLA for Reblozyl for the treatment of anemia in adults with non-transfusion-dependent beta thalassemia to June 27, 2022. The sBLA is based on results from the Phase 2 BEYOND trial.

Immunology

Category	Asset	Milestone
Clinical & Research	Zeposia® (ozanimod)
Interim results from the Phase 3 True North open-label extension trial demonstrated that the percentage of patients achieving clinical remission, clinical response, endoscopic improvement and corticosteroid-free remission was maintained through Week 142 for patients with moderately to severely active ulcerative colitis who were treated with Zeposia.

Capital Allocation
The company continues to maintain a consistent, balanced approach to capital allocation focused on prioritizing investments for growth through business development along with reducing debt, commitment to dividend growth and share repurchase.
•The Company extended the maturities of certain long-term debt (i) with the purchase of $6.0 billion of senior unsecured notes in March and April through tender offers and “make whole” redemptions and (ii) the issuance of $6.0 billion of additional senior unsecured notes maturing between 2032 and 2062.
•In February, the company entered into accelerated share repurchase (ASR) transactions to repurchase $5 billion of Bristol Myers Squibb common stock. The company anticipates that these ASR transactions will be settled during the second and third quarters of 2022.(link)

Financial Guidance
Bristol Myers Squibb is adjusting its 2022 GAAP and non-GAAP line-item guidance as follows:

Guidance for Total Net Sales, Revlimid Sales and Recent LOE Sales, is being adjusted due to foreign exchange and faster erosion of Revlimid in International markets. The Company is also adjusting operating expenses due to foreign exchange as well as cost discipline.

GAAP and non-GAAP earnings per share include the net impact of Acquired IPRD & licensing income due to ($0.10) incurred in Q1 and an additional ($0.11) due to the buyout of a future royalty obligation related to mavacamten that occurred in April 2022. Excluding these adjustments, the outlook for non-GAAP EPS is unchanged.

Key 2022 GAAP and non-GAAP line-item guidance assumptions are:

	U.S. GAAP		Non-GAAP
	February (Prior)	April (Revised)	February (Prior)	April (Revised)
Total Net Sales	~$47.0 billion or low single-digit increase	In-line with 2021	~$47.0 billion or low single-digit increase	In-line with 2021
Recent LOE Products[1]	~$10.5 billion or double-digit decline	~$10.0 billion or double-digit decline	~$10.5 billion or double-digit decline	~$10.0 billion or double-digit decline
Revlimid	$9.5-$10 billion	$9.0-$9.5 billion	$9.5-$10 billion	$9.0-$9.5 billion
In-line Products & New Product Portfolio	~$36.5 billion or Low double- digit increase	No Change	~$36.5 billion or Low double- digit increase	No Change
Gross Margin %	~78%	No Change	~78%	No Change
Operating Expenses[2]	Approx. 10% decline	Mid single-digit decline	In-line with 2021	Low single-digit decline
Tax Rate	~24%	~22%	~16.5%	No Change
Diluted EPS	$3.37 - $3.67	$2.92 - $3.22	$7.65 - $7.95	$7.44 - $7.74[3]
1 Recent LOE Products = Revlimid and Abraxane
2 Operating Expenses = MS&A and R&D, excluding IPRD and Amortization of acquired intangibles
3 Inclusive of net impact of ($0.21) of acquired IPRD and licensing income

The 2022 financial guidance excludes the impact of any potential future strategic acquisitions and divestitures, and any specified items that have not yet been identified and quantified and impact of future Acquired IPRD. Both GAAP and non-GAAP guidance assume current exchange rates. The 2022 non-GAAP EPS guidance is further explained under “Use of Non-GAAP Financial Information.” The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

Environmental, Social & Governance (ESG)
As a leading biopharma company, we understand our responsibility extends well beyond the discovery, development, and delivery of innovative medicines. Our evolving Environmental, Social, and Governance (ESG) strategy builds on a legacy of comprehensive and global sustainability efforts. To learn more about our priorities and goals, please visit our latest ESG report.

Conference Call Information
Bristol Myers Squibb will host a conference call today at 8 a.m. EDT during which company executives will review the quarterly financial results and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com. To be directly connected to the conference call, enter your information here; the link will be active 15 minutes prior to the scheduled start time of the call, and does not require a dial-in number or operator assistance to be connected.

Investors and the public can also access the live webcast by dialing in the U.S. toll free 866-409-1555 or international +1 786-789-4797, confirmation code: 5513095. Materials related to the call will be available at http://investor.bms.com prior to the start of the conference call.

A replay of the webcast will be available on http://investor.bms.com approximately three hours after the conference call concludes. A replay of the conference call will be available beginning at 11:30 a.m. EDT on April 29 through 11:30 a.m. EDT on May 13, 2022, by dialing in the U.S. toll free 888-203-1112 or international +1 719-457-0820, confirmation code: 5513095.

About Bristol Myers Squibb
Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.

Use of Non-GAAP Financial Information
In discussing financial results and guidance, the company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the non-GAAP financial measures presented portray the results of the company's baseline performance, supplement or enhance management, analysts and investors overall understanding of the company’s underlying financial performance and trends and facilitate comparisons among current, past and future periods. In addition, non-GAAP gross margin, which is gross profit excluding certain specified items as a percentage of revenues, non-GAAP operating expenses, which is marketing, selling and administrative and research and development expenses excluding certain specified items, non-GAAP marketing, selling and administrative expenses, which is marketing, selling and administrative expense excluding certain specified items, and non-GAAP research and development expenses, which is research and development expenses excluding certain specified items, are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by our management and make it easier for investors, analysts and peers to compare our operating performance to other companies in our industry and to compare our year-over-year results.

This earnings release and the accompanying tables also provide certain revenues and expenses as well as non-GAAP measures excluding the impact of foreign exchange. We calculate foreign exchange impacts by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our current-period results.

Non-GAAP financial measures such as non-GAAP earnings and related EPS information are adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or future operating results. These items are excluded from non-GAAP earnings and related EPS information because the company believes they neither relate to the ordinary course of the company’s business nor reflect the company’s underlying business performance. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods, including amortization of acquired intangible assets, including product rights that generate a significant portion of our ongoing revenue and will recur until the intangible assets are fully amortized, unwind of inventory purchase price adjustments, acquisition and integration expenses, restructuring costs, accelerated depreciation and impairment of property, plant and equipment and intangible assets, divestiture gains or losses, stock compensation resulting from accelerated vesting of Celgene awards, certain retention-related employee compensation charges related to the Celgene transaction, pension, legal and other contractual settlement charges, equity investment and contingent value rights fair value adjustments (including fair value adjustments attributed to limited partnership equity method investments) and amortization of fair value adjustments of debt acquired from Celgene in our 2019 exchange offer, among other items. Deferred and current income taxes attributed to these items are also adjusted for considering their individual impact to the overall tax expense, deductibility and jurisdictional tax rates.

Beginning with the first quarter of 2022, significant R&D charges or other income resulting from upfront or contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights are no longer excluded from our non-GAAP financial measures. We are making these changes to our presentation of non-GAAP financial measures following comments from and discussions with the U.S. Securities and Exchange Commission. For purposes of comparability, the non-GAAP financial measures for the three months ended March 31, 2021 have been updated to reflect this change.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related financial measures presented in the press release that are prepared in accordance with GAAP and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Reconciliations of the non-GAAP financial measures to the most comparable GAAP measures are provided in the accompanying financial tables and also available on the company’s website at www.bms.com. Within the attached financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.

Website Information
We routinely post important information for investors on our website, BMS.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. We may also use social media channels to communicate with our investors and the public about our company, our products and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements

This earnings release and the related attachments (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, statements relating to goals, plans and projections regarding the company’s current and projected financial position, results of operations, market position, product development, share repurchase program and business strategy. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. These statements are likely to relate to, among other things, the company’s ability to execute successfully its strategic plans, including its business development strategy and capital allocation strategy, planned product launches and updates, expectations relating to its pipeline and in relation to its ability to realize the projected benefits of the Celgene acquisition and the MyoKardia acquisition, the full extent of the impact of the COVID-19 pandemic on the company’s operations and the development and commercialization of its products, potential laws and regulations to lower drug costs, market actions taken by private and government payers to manage drug utilization and contain costs, the expiration of patents or data protection on certain products, including assumptions about the company’s ability to retain patent exclusivity of certain products, and the impact and the result of governmental investigations. No forward-looking statement can be guaranteed, including that the company’s future clinical studies will support the data described in this release, product candidates will receive necessary clinical and manufacturing regulatory approvals, pipeline products will prove to be commercially successful, clinical and manufacturing regulatory approvals will be sought or obtained within currently expected timeframes or contractual milestones will be achieved.

Forward-looking statements are based on current expectations and projections about the company’s future financial results, goals, plans and objectives and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years, that are difficult to predict, may be beyond the company’s control and could cause the company’s future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. Such risks, uncertainties and other matters include, but are not limited to: increasing pricing pressures from market access, pharmaceutical pricing controls and discounting; changes to tax and importation laws and other restrictions in the United States, the European Union and other regions around the world that result in lower prices, lower reimbursement rates and smaller populations for whom payers will reimburse; changes under the 340B Drug Pricing Program; challenges inherent in new product development, including obtaining and maintaining regulatory approval; the company’s ability to obtain and protect market exclusivity rights and enforce patents and other intellectual property rights; the possibility of difficulties and delays in product introduction and commercialization; the risk of certain novel approaches to disease treatment (such as CAR T therapy); industry competition from other manufacturers; potential difficulties, delays and disruptions in manufacturing, distribution or sale of products, including without limitation, interruptions caused by damage to the company’s and the company’s suppliers’ manufacturing sites; the impact of integrating the company’s and Celgene’s business and operations, including with respect to human capital management, portfolio rationalization, finance and accounting systems, sales operations and product distribution, pricing systems and methodologies, data security systems, compliance programs and internal controls processes; the risk of an adverse patent litigation decision or settlement and exposure to other litigation and/or regulatory actions; the impact of any healthcare reform and legislation or regulatory action in the United States and international markets; increasing market penetration of lower-priced generic products; the failure of the company’s suppliers, vendors, outsourcing partners, alliance partners and other third parties to meet their contractual, regulatory and other obligations; regulatory decisions impacting labeling, manufacturing processes and/or other matters; the impact on the company’s competitive position from counterfeit or unregistered versions of its products or stolen products; the adverse impact of cyber-attacks on the company’s information systems or products, including unauthorized disclosure of trade secrets or other confidential data stored in the company’s information systems and networks; the company’s ability to execute its financial, strategic and operational plans; the company’s ability to identify potential strategic acquisitions, licensing opportunities or other beneficial transactions; the company’s dependency on several key products; any decline in the company’s future royalty streams; the company’s ability to effectively manage acquisitions, divestitures, alliances and other portfolio actions and to successfully realize the expected benefits of such actions; the company’s ability to attract and retain key personnel; the impact of the company’s significant additional indebtedness that it incurred in connection with the Celgene acquisition and the MyoKardia acquisition; political and financial instability of international economies and sovereign risk including as a result of the Russian Federation-Ukraine conflict; interest rate and currency exchange rate fluctuations, credit and foreign exchange risk management; the impact of adverse outcomes in lawsuits, claims, proceedings and government investigations; the impact of our exclusive forum provision in our by-laws for certain lawsuits on our stockholders’ ability to obtain a judicial forum that it finds favorable for such lawsuits; issuance of new or revised accounting standards; and risks relating to public health outbreaks, epidemics and pandemics, including the impact of the COVID-19 pandemic on the company’s operations. In addition, the financial guidance provided in this release relies on assumptions about the duration and severity of the COVID-19 pandemic, timing of the return to a more stable business environment, patient and physician behaviors, buying patterns and clinical trial activities, which may prove to be incorrect.

Forward-looking statements in this earnings release should be evaluated together with the many risks and uncertainties that affect the company’s business and market, particularly those identified in the cautionary statement and risk factors discussion in the company’s Annual Report on Form 10-K for the year ended December 31, 2021, as updated by the company’s subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are made only as of the date of this document and except as otherwise required by applicable law, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues(c)
	2022	2021	% Change	2022	2021	% Change

In-Line Products
Eliquis	$3,211	$2,886	11%	$2,147	$1,923	12%
Opdivo	1,923	1,720	12%	1,099	944	16%
Pomalyst/Imnovid	826	773	7%	557	512	9%
Orencia	792	758	4%	592	536	10%
Sprycel	483	470	3%	305	275	11%
Yervoy	515	456	13%	311	294	6%
Empliciti	75	85	(12)%	47	51	(8)%
Mature and other products(a)	462	506	(9)%	133	152	(13)%
Total In-Line Products	8,287	7,654	8%	5,191	4,687	11%
New Product Portfolio
Reblozyl	156	112	39%	134	98	37%
Abecma	67	—	NA	56	—	NA
Zeposia	36	18	100%	21	13	62%
Breyanzi	44	—	NA	41	—	NA
Inrebic	18	16	13%	15	15	—
Onureg	23	15	53%	19	14	36%
Opdualag	6	—	NA	6	—	NA
Total New Product Portfolio	350	161	**	292	140	**
Recent LOE Products(b)
Revlimid	2,797	2,944	(5)%	2,038	1,958	4%
Abraxane	214	314	(32)%	173	225	(23)%
Total Recent LOE Products	3,011	3,258	(8)%	2,211	2,183	1%
Total	$11,648	$11,073	5%	$7,694	$7,010	10%
**    In excess of +/- 100%
(a)    Includes products that have lost exclusivity in major markets, over-the-counter (OTC) products, royalty revenue and mature products.
(b)    Recent LOE Products includes products with significant expected decline in revenue from a prior reporting period as a result of a loss of exclusivity.
(c)    Includes Puerto Rico.

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended March 31,
	2022	2021
Net product sales	$11,308	$10,798
Alliance and other revenues	340	275
Total Revenues	11,648	11,073

Cost of products sold(a)	2,471	2,841
Marketing, selling and administrative	1,831	1,666
Research and development(b)	2,260	2,219
Acquired IPRD(b)	333	6
Amortization of acquired intangible assets	2,417	2,513
Other (income)/expense, net	649	(702)
Total Expenses	9,961	8,543

Earnings Before Income Taxes	1,687	2,530
Provision for Income Taxes	404	501

Net Earnings	1,283	2,029
Noncontrolling Interest	5	8
Net Earnings Attributable to BMS	$1,278	$2,021

Weighted-Average Common Shares Outstanding:
Basic	2,146	2,236
Diluted	2,164	2,265

Earnings per Common Share:
Basic	$0.60	$0.90
Diluted	0.59	0.89

Other (income)/expense, net
Interest expense(c)	$326	$353
Royalties and licensing income	(477)	(367)
Equity investment losses/(gains)	644	(601)
Integration expenses	105	141
Contingent consideration	1	(510)
Loss on debt redemption	275	281
Provision for restructuring	23	45
Litigation and other settlements	(37)	(8)
Transition and other service fees	(1)	(15)
Investment income	(10)	(9)
Divestiture gains	(211)	—
Other	11	(12)
Other (income)/expense, net	$649	$(702)
(a)    Excludes amortization of acquired intangible assets.
(b)    Research and development charges resulting from upfront or contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights have been reclassified to the Acquired IPRD line item beginning with the first quarter of 2022. Prior period results have been revised for comparability.
(c)    Includes amortization of purchase price adjustments to Celgene debt.

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
(Unaudited, dollars in millions)

	Three Months Ended March 31,
	2022	2021(a)
Inventory purchase price accounting adjustments	$52	$79
Intangible asset impairment	—	315
Site exit and other costs	—	23
Cost of products sold	52	417

Site exit and other costs	2	(1)
Marketing, selling and administrative	2	(1)

IPRD impairments	40	—
Inventory purchase price accounting adjustments	87	—
Employee compensation charges	—	1
Research and development	127	1

Amortization of acquired intangible assets	2,417	2,513

Interest expense(b)	(27)	(34)
Equity investment losses/(gains)	643	(608)
Integration expenses	105	141
Contingent consideration	—	(510)
Loss on debt redemption	275	281
Provision for restructuring	23	45
Litigation and other settlements	(40)	—
Divestiture gains	(211)	—
Other (income)/expense, net	768	(685)

Increase to pretax income	3,366	2,245

Income taxes on items above	(398)	(303)

Increase to net earnings	$2,968	$1,942
(a)    Revised to exclude significant R&D charges or other income resulting from up-front and contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights (including related income tax impacts).
(b)    Includes amortization of purchase price adjustments to Celgene debt.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN GAAP LINE ITEMS TO CERTAIN NON-GAAP LINE ITEMS
FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended March 31, 2022
	GAAP	Specified Items(a)	Non-GAAP
Gross Profit	$9,177	$52	$9,229
Marketing, selling and administrative	1,831	(2)	1,829
Research and development	2,260	(127)	2,133
Amortization of acquired intangible assets	2,417	(2,417)	—
Other (income)/expense, net	649	(768)	(119)
Earnings Before Income Taxes	1,687	3,366	5,053
Provision for Income Taxes	404	398	802
Noncontrolling interest	5	—	5

Net Earnings Attributable to BMS used for Diluted EPS Calculation	$1,278	$2,968	$4,246

Weighted-Average Common Shares Outstanding - Diluted	2,164	2,164	2,164
Diluted Earnings Per Share	$0.59	$1.37	$1.96

Effective Tax Rate	23.9%	(8.0)%	15.9%

	Three Months Ended March 31, 2021
	GAAP	Specified Items(a)	Non-GAAP
Gross Profit	$8,232	$417	$8,649
Marketing, selling and administrative	1,666	1	1,667
Research and development	2,225	(1)	2,224
Amortization of acquired intangible assets	2,513	(2,513)	—
Other (income)/expense, net	(702)	685	(17)
Earnings Before Income Taxes	2,530	2,245	4,775
Provision for Income Taxes	501	303	804
Noncontrolling interest	8	—	8

Net Earnings Attributable to BMS used for Diluted EPS Calculation	$2,021	$1,942	$3,963

Weighted-Average Common Shares Outstanding - Diluted	2,265	2,265	2,265
Diluted Earnings Per Share	$0.89	$0.85	$1.74

Effective Tax Rate	19.8%	(3.0)%	16.8%
(a)    Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
NET DEBT CALCULATION
AS OF MARCH 31, 2022 AND DECEMBER 31, 2021
(Unaudited, dollars in millions)

	March 31, 2022	December 31, 2021
Cash and cash equivalents	$12,369	$13,979
Marketable debt securities - current	2,599	2,987
Cash, cash equivalents and marketable debt securities	14,968	16,966
Short-term debt obligations	(7,522)	(4,948)
Long-term debt	(37,450)	(39,605)
Net debt position	$(30,004)	$(27,587)

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